Exhibit 99.1

USG CORPORATION INVESTMENT PLAN

REPORT ON AUDITED
FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE
AS OF DECEMBER 31, 2017 AND 2016
AND FOR THE YEAR ENDED DECEMBER 31, 2017
WITH REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

USG CORPORATION INVESTMENT PLAN
December 31, 2017 and 2016

TABLE OF CONTENTS

Page(s)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS

Statement of Net Assets Available for Benefits	2

Statement of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4-9

SUPPLEMENTAL SCHEDULE

I. Schedule of Assets (Held at End of Year)	11

Report of Independent Registered Public Accounting Firm

To the Plan Administrator and Plan Participants
USG Corporation Investment Plan

Opinion on the Financial Statements

We have audited the accompanying statement of net assets available for benefits of the USG Corporation Investment Plan (the “Plan”) as of December 31, 2017 and 2016, and the related statement of changes in net assets available for benefits for the year ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets of the Plan as of December 31, 2017 and 2016, and the changes in its net assets for the year ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis of Opinion

The Plan’s management is responsible for these financial statements. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental information in the accompanying schedule of assets held at end of year as of December 31, 2017 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with Department of Labor’s Rules and Regulations for Reporting under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

We have served as the Plan’s auditor since 2012.

/s/ Plante & Moran, PLLC
Schaumburg, Illinois
June 25, 2018

USG CORPORATION INVESTMENT PLAN
Statement of Net Assets Available for Benefits
As of December 31, 2017 and 2016

	2017	2016
ASSETS
Participant-directed investments, at fair value	$806,155,790	$713,646,079
Receivables:
Interest and dividends receivable	91,366	97,544
Corporation contributions receivable	98,743	57,937
Employee contributions receivable	384,130	345,551
Notes receivable from participants	16,692,782	17,284,561

Total receivables	17,267,021	17,785,593

Total assets	823,422,811	731,431,672

LIABILITIES
Accrued administrative fees	105,947	125,790

Net assets available for benefits	$823,316,864	$731,305,882

The accompanying notes are an integral part of these financial statements.

USG CORPORATION INVESTMENT PLAN
Statement of Changes in Net Assets Available for Benefits
For the Year Ended December 31, 2017

2017
Net assets available for benefits, beginning of year	$731,305,882
Add (deduct)

Contributions
Corporation contributions	7,226,593
Employee contributions	41,524,420
48,751,013

Income from investments:
Dividend and interest income	7,475,338
Net appreciation of investments	110,898,554
118,373,892

Interest income from notes receivable from participants	667,655
Total additions	167,792,560

Benefit payments and participant withdrawals	(75,132,182)
Administrative expenses	(649,396)
Total deductions	(75,781,578)

Net decrease in net assets during the year	92,010,982

Net assets available for benefits, end of year	$823,316,864

The accompanying notes are an integral part of these financial statements.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2017 and 2016

NOTE 1    DESCRIPTION OF THE PLAN

The following description of the USG Corporation Investment Plan (the Plan) provides general information about the Plan’s provisions. USG Corporation (the Corporation) is the plan sponsor. Participants should refer to the plan document and summary plan description for a more complete description of the Plan’s provisions.

General

The USG Corporation Investment Plan was established to enable eligible employees to accumulate their own funds, share in the contributions of their employers, and thereby provide for their future security.

Eligibility

New employees are immediately eligible to join the Plan and are automatically enrolled in the Plan. Deductions will generally begin 30-45 days after their date of hire unless the employee elects not to join the Plan.

Contributions

The Plan provides, among other things, that participants may contribute up to 75% of their eligible pay to the Plan through payroll deductions on a before-tax and after-tax basis during the year. The amount of distributions to be made upon withdrawal from the Plan is dependent upon the participant's contributions, the Corporation's contributions, and investment earnings. Participants who are eligible are automatically enrolled with a 6% deferral in the Plan, unless they affirmatively decline to participate in the Plan. Deferral percentages are automatically increased April 1st of each year by 1% until a participant's deferral percentage attains 75%.

The Corporation made a regular (25% through March 31, 2017 and 40% thereafter) matching contribution up to the first 6% of participants’ eligible pay contributed to the Plan, credited to the participants’ accounts each pay period. Effective April 1, 2018, the regular 40% matching contribution increased to a regular 50% matching contribution.

The Plan requires completion of three years of credited service in order to be 100% vested in the Corporation’s contribution. Employees’ contributions are always 100% vested. In addition, the Plan contains provisions under which the entire amount credited to a participant's account is distributable upon a participant's retirement or death.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2017 and 2016

NOTE 1    DESCRIPTION OF THE PLAN (continued)

Investment Options

Participants may elect to have their contributions invested in 1% increments in any fund or combination of funds and to change their contribution rate, suspend or resume their contributions, change their investment allocations, transfer their investments from one fund to another and apply for a loan or hardship withdrawal by contacting the third party administrator through either an automated telephone service or a secured interactive website, via the Internet, on any day.

Certain executive officers of the Corporation must pre-clear any transfer in or out of the USG Common Stock Fund with the USG Corporate Secretary. If the trustee is unable to invest any contributions immediately, the funds are temporarily invested in short-term investment funds and any earnings are credited to the participants' accounts.

Forfeitures

Corporation contribution amounts forfeited by terminated employees are applied as a credit against future Corporation contributions or used to pay administrative expenses and other fees of the Plan. Unallocated forfeiture balances as of December 31, 2017 and 2016 were approximately $186,000 and $934,000, respectively. During 2017, approximately $1,027,000 was used to fund Corporation contributions and approximately $12,000 was used to pay various administrative expenses and other fees of the Plan.

Plan Administration

The Plan funds were administered under the terms of a trust agreement with Fidelity Management Trust Company. The trust agreement provides, among other things, that the trustee shall keep account of all investments, receipts and disbursements and other transactions and shall provide annually a report setting forth such transactions and the status of the funds at the end of the period. Fidelity is the recordkeeper of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

The Pension and Investment Committee (the Committee) is responsible for the administration of the Plan.

Administrative expenses and other fees of the Plan are shared by the Corporation and the participants.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2017 and 2016

NOTE 2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The financial statements of the Plan are prepared under the accrual method of accounting. Contributions to the Plan are made throughout the year and adjustments are made to the financial statements to accrue for the portion of annual contributions unpaid at year-end.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Investment Valuation and Income Recognition

The Plan’s investments are stated at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Shares of mutual funds are valued at the net asset value (NAV) of shares held by the Plan at year end based on quoted market prices. Common stock is valued at its quoted market price. Common collective trusts are valued at net asset value per share (or its equivalent), which are based on the fair value of the funds' underlying net assets.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Realized gains or losses on the sale of investments are calculated based upon the historical average cost of the investments. Unrealized appreciation or depreciation of investments of the Plan represents the change between years in the difference between the market value and cost of the investments.

Payment of Benefits

Benefits are recorded when paid.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2017 and 2016

NOTE 2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Notes Receivable from Participants

Notes receivable from participants are recorded at their unpaid principal balance plus any accrued but unpaid interest. Interest income on notes receivable from participants is recorded when it is earned. Related fees are recorded as administrative expenses and are expensed when they are incurred. No allowance for credit losses has been recorded as of December 31, 2017 or 2016. Notes receivable from participants are written off when deemed uncollectible.

NOTE 3    FAIR VALUE MEASUREMENTS

The Plan follows the guidance of Financial Statement Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820, Fair Value Measurements.

ASC 820 establishes a fair value hierarchy prioritizing the valuation of plan assets into three broad categories: Level 1, with greatest emphasis on observable market prices in active markets; Level 2, assets not traded on an active market but for which there are readily observable, either directly or indirectly, pricing inputs; and Level 3, assets with unobservable inputs due to little or no market activity where the reporting entity may make estimates and assumptions related to the pricing and risk.

In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Plan’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset.

The following table provides information by their ASC 820 level (as defined above) of the fair value of the Plan’s investments as of December 31, 2017:

		Fair Value Measurement Using
	Total	Level 1	Level 2	Level 3
Investments
Common Stock	$11,559,666	$11,559,666	$—	$—
Mutual Funds	191,043,190	191,043,190	—	—
Total	202,602,856	$202,602,856	$—	$—
Investments Measured at NAV:
Common Collective Trusts	603,552,934

Total Investments at fair value	$806,155,790

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2017 and 2016

NOTE 3      FAIR VALUE MEASUREMENTS (continued)

The following table provides information by their ASC 820 level (as defined above) of the fair value of the Plan’s investments as of December 31, 2016:

		Fair Value Measurement Using
	Total	Level 1	Level 2	Level 3
Investments
Common Stock	$9,634,893	$9,634,893	$—	$—
Mutual Funds	157,032,028	157,032,028	—	—
Total	166,666,921	$166,666,921	$—	$—
Investments Measured at NAV:
Common Collective Trusts	546,979,158

Total Investments at fair value	$713,646,079

The valuation methods described in Note 2 may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair value. Furthermore although the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The Plan's policy is to recognize transfers between levels of the fair value hierarchy as of the actual date of the event of change in circumstances that caused the transfer. There were no transfers between levels of the fair value hierarchy during 2017.

NOTE 4    TAX STATUS

The Plan has received a determination letter from the Internal Revenue Service (IRS) dated April 11, 2017, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the Code) and therefore the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualified status. The Committee believes the Plan is being operated in compliance with the applicable requirements of the Code and therefore believes the Plan is qualified and the related trust is tax-exempt. The plan administrator believes the Plan is no longer subject to income tax examinations for years prior to 2014.

NOTE 5	DISTRIBUTION ON TERMINATION OF THE PLAN

In the event of termination of the Plan, the account balances of all affected participants shall become non-forfeitable.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2017 and 2016

NOTE 6    NOTES RECEIVABLE FROM PARTICIPANTS

Participants are able to obtain notes receivable from the Plan. Under the Plan's provisions, the maximum notes receivable amount allowable is one half of a participant's eligible vested account balance or $50,000, whichever is less. The minimum notes receivable amount is $1,000. Additional amounts can be taken in $1 increments. A participant must have a vested account balance of at least $2,000 before he or she can apply for a note receivable. The Plan generally restricts the participant to no more than one note receivable outstanding at a time. Most notes receivable can be repaid by the participant over a five-year period, or sooner, in full, with interest at a reasonable rate in effect at the time of requesting the notes receivable. A residential note receivable can be repaid over a period of up to 15 years.

NOTE 7     RISKS AND UNCERTAINTIES

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market volatility and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the Statement of Net Assets Available for Benefits.

NOTE 8     RELATED PARTY TRANSACTIONS

The Plan invests in the common stock of the Corporation. The Plan also invests in the Fidelity Retirement Money Market Short-Term Investment Fund, which is managed by Fidelity Management Trust. These transactions and notes receivable from participants qualify as party-in-interest transactions; however, they are exempt from the prohibited transaction rules under ERISA.

SUPPLEMENTAL SCHEDULE

SCHEDULE I

USG CORPORATION INVESTMENT PLAN
Schedule of Assets (Held at End of Year)
EIN # 36-3329400, Plan # 002
December 31, 2017

	Principal Amount/Number of Shares	Cost**	Fair Value
Common Stock
USG Corporation*	299,751		$11,559,666

Mutual Funds
Fidelity Retirement Money Market Short-Term Investment Fund*	106,131		106,131
Dodge & Cox Stock Fund	205,256		41,792,215
Vanguard Institutional Index Fund	187,882		45,741,769
American Funds Growth Fund of America	782,832		38,797,175
Vanguard Small Cap Growth Index Fund	631,122		28,583,512
PIMCO Total Return Fund	1,094,823		11,243,831
Templeton Foreign Fund	380,727		8,372,183
Vanguard Total International Stock Fund	81,365		9,928,943
Vanguard Total Bond Market Fund	602,552		6,477,431
Total Mutual Funds			191,043,190

Common Collective Trusts
Vanguard Retirement Income Fund	304,407		15,606,965
Vanguard Target Retirement 2015 Fund	439,989		22,589,055
Vanguard Target Retirement 2020 Fund	1,683,052		89,285,886
Vanguard Target Retirement 2025 Fund	2,873,485		153,357,915
Vanguard Target Retirement 2030 Fund	2,024,740		108,870,258
Vanguard Target Retirement 2035 Fund	1,326,796		72,841,093
Vanguard Target Retirement 2040 Fund	881,284		49,915,921
Vanguard Target Retirement 2045 Fund	473,893		26,945,557
Vanguard Target Retirement 2050 Fund	242,856		13,884,055
Vanguard Target Retirement 2055 Fund	135,832		9,470,217
Vanguard Target Retirement 2060 Fund	81,547		2,984,632
T. Rowe Price Stable Value Fund	37,801,380		37,801,380
Total Common Collective Trusts			603,552,934

Notes Receivable from Participants*
(Interest rates ranging from 2.62% to 14.81%)			16,692,782

Total			$822,848,572

*Parties in interest
**Participant directed. Cost information is not required.